Exhibit 99.1

TO BUSINESS EDITOR:

              Mercury Finance in Deal to Sell Lyndon Insurance Unit

     CHICAGO, March 28 /PRNewswire/ -- Mercury Finance Company (NYSE: MFN) announced today that it has entered into a definitive agreement to sell the stock of its Lyndon Insurance Group subsidiary to Frontier Insurance Group, Inc. (NYSE: FTR), for $92 million in cash. The company hopes to satisfy certain non-regulatory conditions to the sale by early April and to receive the regulatory approvals needed to close the sale by the end of April.

     "We are pleased to have an agreement that will benefit both parties to the transaction," said William R. Brandt, Jr., Mercury's president and chief executive officer. "The Lyndon business is a good fit with Frontier's emphasis on specialty insurance products and niche markets. At this particular time, the interests of Mercury's shareholders and creditors lie more in the direction of the additional liquidity that this deal gives the company."

     According to the company, representatives of Mercury's creditors have reviewed the agreement and expressed support for it.

     Lyndon, which is headquartered in St. Louis, was acquired by Mercury in October 1995, from ITT for $72.5 million. Subsequently, other smaller insurance operations of Mercury were merged with Lyndon. The company disclosed that the tax consequences of the sale cannot be accurately determined until the current restatement and audit of the company's recent financial statements are completed.

     Because the Lyndon subsidiary has operated on a stand-alone basis, its divestiture will have no effect on Mercury's ability to operate the company's core consumer finance business and to continue offering insurance products to its consumer finance customers.

     Frontier Insurance Group, Inc., is a New York Stock Exchange company headquartered in Rock Hill, N.Y.

SOURCE    Mercury Finance Company

CONTACT:  Joe Kopec or Jim Fitzpatrick of the Dilenschneider Group, 312-553-
0700.